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Sabre Announces New Nominee for Election to its Board of Directors

SOUTHLAKE, Texas – Mar. 11, 2025 – Sabre Corporation (NASDAQ: SABR), a leading global travel technology company, today announced that Sabre’s board of directors has nominated Ashan Willy, a highly-experienced executive in SaaS technology and platforms, as an independent director for election at Sabre’s 2025 Annual Meeting, to be held on April 23, 2025.

“We are excited about Ashan’s nomination to join Sabre’s board of directors and the valuable technology expertise he brings,” said Gail Mandel, Chair of Sabre’s board of directors. “We believe Ashan’s experience and insights will augment the existing technology expertise of the board as we advance our strategy to enhance value for Sabre’s shareholders. We look forward to his contributions in the years to come.”

Following election, Willy is expected to join the technology committee and the compensation committee.

About Ashan Willy

Ashan Willy is the CEO of New Relic, Inc., the pioneer and leading company in the Observability space. Since 2023, he has led the company, focusing on customer success and innovation. Previously, he served as CEO of Proofpoint, Inc., one of the largest pure play cybersecurity companies in the market, where he managed a global workforce of over 4,500 employees, enhancing cybersecurity and compliance. His extensive leadership experience spans sales, engineering, product management, and global go-to-market strategies. Before Proofpoint, he held significant roles at Polycom, Juniper Networks, and WebEx (Cisco Systems). Willy’s expertise includes international business, B2B services, marketing, technology, operations, and strategic risk management.

About Sabre Corporation

Sabre Corporation is a leading technology company that takes on the biggest opportunities and solves the most complex challenges in travel. Sabre harnesses speed, scale and insights to build tomorrow’s technology today – empowering airlines, hoteliers, agencies and other partners to retail, distribute and fulfill travel worldwide. Headquartered in Southlake, Texas, USA, with employees across the world, Sabre serves customers in more than 160 countries globally. For more information visit www.sabre.com.

Media Contact:

Cassidy Smith-Broyles

Cassidy.Smith-Broyles@sabre.com

sabrenews@sabre.com

Investor Contact:

Brian Roberts

brian.roberts@sabre.com

sabre.investorrelations@sabre.com